EXHIBIT 99.1

CONTACT:

Felicia Vonella

Acorda Therapeutics

(914) 326-5146

fvonella@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Implements Corporate Restructuring to Align Cost Structure with Focus on Promising Late-Stage Programs

•	More than $21.0 million in expected annualized cost savings from headcount reduction
•	Company to provide revised 2017 financial guidance during Q1 quarterly update, including additional, non-headcount-related, operating expense reductions

ARDSLEY, N.Y. – (April 5, 2017) – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced a corporate restructuring to reduce its cost structure and focus its resources on its two late-stage programs, CVT-301 and tozadenant, as well as on maximizing patient access to AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg at least through July 2018.

The adoption of this restructuring plan follows the previously-announced decision by the United States District Court for the District of Delaware invalidating certain patents pertaining to AMPYRA. Under this ruling, Acorda expects to maintain exclusivity to AMPYRA through July 2018. The Company will appeal the decision.

As part of this restructuring, Acorda is reducing headcount by approximately 20%. The majority of the reduction in personnel is expected to be completed in April 2017. As a result, the Company expects to realize estimated annualized cost savings from the reduction in personnel of approximately $21.0 million beginning in the second quarter of 2017. Acorda estimates that it will incur approximately $8.0 million of pre-tax charges for severance and other costs related to the restructuring, primarily during the second quarter.

As of December 31, 2016, the Company had cash and cash equivalents of approximately $159 million and expects to be cash flow positive for 2017. The Company has $345 million of convertible senior notes due in 2021 with a conversion price of $42.56. Acorda believes that the cost savings from the restructuring and subsequent operating expense reductions will enable it to fund operations through the key milestones for its late-stage development programs, including the commercial launch of CVT-301, pending approval from the U.S. Food and Drug Administration (FDA), and Phase 3 data for tozadenant. The Company plans to file a New Drug Application (NDA) for CVT-301 with the FDA in the second quarter of 2017.

“The cost reductions resulting from this restructuring will enable Acorda to continue to advance our two valuable late-stage programs for Parkinson’s disease, CVT-301 and tozadenant,” said Ron Cohen, M.D., Acorda's President and CEO. “Over the last several years, we have strategically diversified our portfolio, and we believe that CVT-301 and tozadenant can be a platform for significant future growth. We believe that the steps that we are taking will position Acorda to deliver long-term value for our shareholders.”

Cohen continued, “The decision to reduce headcount is extremely difficult, but is necessary to ensure that Acorda can continue to bring important therapies to the market. We are grateful for the dedication and hard work of all of Acorda’s associates. Their commitment has enabled Acorda to deliver on our mission of developing therapies that restore function and improve the lives of people with neurological disorders.”

The Company will provide revised 2017 financial guidance during its first quarter update call on April 27.

About Acorda Therapeutics

Founded in 1995, Acorda Therapeutics is a biotechnology company focused on developing therapies that restore function and improve the lives of people with neurological disorders. Acorda has an industry-leading pipeline of novel neurological therapies addressing a range of disorders, including Parkinson’s disease, migraine and multiple sclerosis. Acorda markets three FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

For more information, please visit the Company’s website at: www.acorda.com.

Forward-Looking Statement

These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: the ability to realize the benefits anticipated from the Biotie and Civitas transactions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the ability to successfully integrate Biotie’s operations and Civitas’ operations, respectively, into our operations; we may need to raise additional funds to finance our expanded operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra (dalfampridine) Extended Release Tablets, 10 mg in the U.S., which will likely be materially adversely affected by the recently announced court decision in our litigation against filers of Abbreviated New Drug Applications (each, an “ANDA”) to market generic versions of Ampyra in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including CVT-301 or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market CVT-301, any other products under development, or the products that we will acquire when we complete the Biotie transaction; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain and maintain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaborator Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

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